SCHEDULE A
                               TO TRUST INSTRUMENT

                   NEUBERGER&BERMAN ADVISERS MANAGEMENT TRUST



SERIES


AMT Growth Investments

AMT Partners Investments

AMT Balanced Investments

AMT Government Income Investments

AMT Limited Maturity Bond Investments

AMT Liquid Asset Investments

AMT International Investments

AMT Guardian Investments

AMT Mid-Cap Growth Investments



Dated: October 15, 1997